EXHIBIT 11.0

FIRST BELL BANCORP, INC.
COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 and 2002
(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30, 2003			Three Months Ended June 30, 2002
	Income	Weighted Average Shares	Per Share	Income	Weighted Average Shares	Per Share
Income available to Common stockholders	$1,313	4,536	—	$2,493	4,761	—
Unearned MRP shares	—	(181)	—	—	(181)	—
Unearned ESOP shares	—	(416)	—	—	(458)	—

Basic earnings per share	1,313	3,939	$0.33	2,493	4,122	$0.61
Effect of dilutive securities:	—	213	—	—	134	—

Stock options
Diluted earnings per share	$1,313	4,152	$0.32	$2,493	4,256	$0.59

	Six Months Ended June 30, 2003			Six Months Ended June 30, 2002
	Income	Weighted Average Shares	Per Share	Income	Weighted Average Shares	Per Share
Income available to Common stockholders	$3,105	4,536	—	$4,468	4,768	—
Unearned MRP shares	—	(181)	—	—	(181)	—
Unearned ESOP shares	—	(420)	—	—	(455)	—

Basic earnings per share	3,105	3,935	$0.79	4,468	4,132	$1.08
Effect of dilutive securities:	—	202	—	—	121	—

Stock options
Diluted earnings per share	$3,105	4,137	$0.75	$4,468	4,253	$1.05

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